UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 3, 2016

Liberty Global plc
(Exact Name of Registrant as Specified in Charter)

England and Wales	001-35961	98-1112770
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification #)

Griffin House, 161 Hammersmith Rd, London, United Kingdom
W6 8BS
(Address of Principal Executive Office)

+44.208.483.6449 or 303.220.6600
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

UPC Financing Partnership (the “Borrower”), an indirect wholly-owned subsidiary of Liberty Global plc, is party to a credit agreement dated January 16, 2004 as amended from time to time and last amended and restated on February 9, 2016 (the “Credit Agreement”).

On August 3, 2016, the Borrower, certain other Obligors (as defined in the Credit Agreement) and The Bank of Nova Scotia as facility agent entered into a $2,150,000,000 additional facility accession agreement (the “AN Accession Agreement”) pursuant to the Credit Agreement. Under the terms of the AN Accession Agreement, certain lenders agreed to provide a $2,150,000,000 term loan facility (“Facility AN”) to the Borrower, which amount was issued at 99.5% of par. The final maturity date for Facility AN is August 31, 2024. Facility AN bears interest at a rate of LIBOR plus 3.00% subject to a LIBOR floor of 0.00%.

The net proceeds from Facility AN will be used to prepay (i) the $1,305.0 million outstanding principal amount of existing Facility AH under the Credit Agreement, (ii) the $675.0 million outstanding principal amount of Facility AC under the Credit Agreement, together with accrued and unpaid interest and the related prepayment premium, to UPCB Finance V Limited ("UPCB Finance V") and, in turn, UPCB Finance V will use such proceeds to fully redeem the $675.0 million principal amount of its 7.250% senior secured notes and (iii) 10% of the $750.0 million original principal amount of Facility AD under the Credit Agreement, together with accrued and unpaid interest and the related prepayment premium, to UPCB Finance VI Limited ("UPCB Finance VI") and, in turn, UPCB Finance VI will use such proceeds to redeem 10% of its $750.0 million original principal amount of 6.875% senior secured notes.
The foregoing descriptions of Facility AN and the transactions contemplated thereby are not complete and are subject to and qualified in their entirety by reference to the AN Accession Agreement, a copy of which is attached hereto at Exhibit 4.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Name

4.1	UPC Financing Partnership Additional Facility AN Accession Agreement dated August 3, 2016 and entered into between, among others, UPC Financing Partnership and The Bank of Nova Scotia.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIBERTY GLOBAL PLC

By:	/s/ RANDY L. LAZZELL
Randy L. Lazzell
Vice President

Date: August 3, 2016

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